FOR IMMEDIATE RELEASE

                           SOURCE INTERLINK ANNOUNCES
                FISCAL 2006 FOURTH QUARTER AND FULL-YEAR RESULTS

BONITA SPRINGS, FL, APRIL 17, 2006 - SOURCE INTERLINK COMPANIES, INC. (NASDAQ:
SORC), a leading provider of home entertainment products and marketing services, today announced financial results for the fiscal 2006 fourth quarter and full-year ending January 31, 2006.

Pro-forma income from continuing operations for the fiscal 2006 fourth quarter totaled $10.0 million, or $0.19 per diluted share, on total revenue of $473.4 million. Pro-forma Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) for the quarter totaled $21.2 million which was $14.7 million or 226% better than for the same period last year. GAAP income from continuing operations for the fiscal 2006 fourth quarter totaled $2.5 million, or $0.05 per diluted share.

For fiscal year 2006, pro-forma net income totaled $31.1 million or $0.59 per diluted share, on total revenue of $1.6 billion. Pro-forma EBITDA for the year totaled $68.3 million which was $41.3 million or 156% better than for fiscal year 2005. GAAP income from continuing operations for the fiscal year 2006 totaled $14.3 million, or $0.28 per diluted share, on total revenue of $1.5 billion.

"While performance was strong, as I had cautioned last quarter, a number of unforeseen events in the third and fourth quarters including hurricanes, high fuel prices and the bankruptcy of a large retail customer, kept our pro-forma results below original plans. Nonetheless it was a year of significant achievement for the Company. In less than 12 months, we moved from run rate revenues of about $400 million to almost $2 billion. Market cap increased from $303 million as of January 31, 2005 to $591 million as of January 31, 2006. We grew from about 1,200 employees to 7,500. And free cash flow on a GAAP basis increased from ($18.6) million at the end of last year to $45.8 million at the end of fiscal year 2006."

Mr. Flegel added, "Entering fiscal 2007 Source has built a powerful nationwide distribution platform for home entertainment products and services. We have successfully integrated our Alliance and Levy acquisitions, and we have expanded our leading customer footprint by adding key clients such as Costco and expanding relationships with major chains like Walgreens. Our recent strategic acquisitions of additional magazine and book distribution in Southern California and Washington D.C./Baltimore strengthen this platform by increasing density in two of the nation's largest markets as well as enlarging the footprint and scale of our magazine and book distribution operations. We have begun fiscal 2007 with considerable momentum and we are optimistic about the prospects of our business looking forward."

FINANCIAL HIGHLIGHTS

The Company uses both generally accepted accounting principles (GAAP), and non-GAAP or pro-forma financial measures to evaluate and report the results of its business.

A reconciliation of the pro-forma financial measures to the GAAP financial measure appears later in the release.

The Company provides non-GAAP or pro-forma financial information in order to provide meaningful supplemental information regarding its operational performance and to enhance investors' overall understanding of the Company's current financial performance and prospects for the future. The Company believes that investors benefit from seeing its results "through the eyes" of management in addition to the GAAP presentation. Management measures segment and enterprise performance using measures such as are disclosed in this release. This information facilitates management's internal comparisons to the Company's historical operating results.

Non-GAAP or pro-forma information allows for greater transparency to supplemental information used by management in its financial and operational decision making. This information is not in accordance with, or an alternative for, GAAP in the United States. It excludes items, such as amortization of intangible assets, and includes items, such as anticipated insurance proceeds, that may have a material effect on the Company's net income and net income per share calculated in accordance with GAAP. Management monitors these items to ensure that expenses are in line with expectations and that its GAAP results are correctly stated but does not use them to measure the ongoing operating performance of the Company. The non-GAAP or pro-forma information provided by the Company may be different from the non-GAAP or pro-forma information provided by other companies.

Pro-forma results for fiscal year 2006 exclude merger-related expenses and amortization of intangible assets resulting from the Alliance and Levy transactions. Also excluded from the year-end pro-forma results is a write-off, the majority of which is related to the bankruptcy of a major retail client. Pro-forma results for the fiscal year include approximately $0.01 per diluted share of earnings from anticipated insurance proceeds relating to disruption of the Company's Alliance distribution operations at Coral Springs caused by Hurricane Wilma in October 2005. Pro-forma results also assume the Alliance transaction was completed at the beginning of Source Interlink's fiscal year on February 1, 2005, and an effective tax rate of approximately 38% for fiscal year 2006.

GAAP earnings per share in the fiscal 2005 year were calculated on 24.8 million diluted shares outstanding, compared with 50.9 million diluted shares outstanding in fiscal year 2006.

For the fiscal 2005 year, Source Interlink reported GAAP revenue from continuing operations of $356.6 million and income from continuing operations before charges of $13.1 million, or $0.53 per diluted share, computed on a tax rate of 14.6%. EBITDA from continuing operations totaled $26.8 million. The GAAP results for fiscal 2005 do not include Alliance and Levy. Results from continuing operations for the prior year period exclude the Deyco business, which was sold in the fiscal 2005 fourth quarter.

Pro-forma results for the fiscal 2006 fourth quarter ended January 31, 2006 exclude amortization of intangible assets resulting from the Alliance and Levy transactions. Also excluded from the year-end pro-forma results is the write-off relating primarily to the bankruptcy of a major retail client. Pro-forma results assume an effective tax rate of approximately 38%.

For the fourth quarter of fiscal year 2005, Source Interlink reported GAAP revenue from continuing operations of $96.8 million and income from continuing operations of $4.3 million, or $0.17 per diluted share, computed on a tax rate of (69.9)%. EBITDA from continuing operations totaled $6.5 million. The GAAP results for last year do not include Alliance and Levy. Results from continuing operations for the prior year period exclude the Deyco business, which was sold in the fiscal 2005 fourth quarter.

GAAP earnings per share in the fiscal 2005 fourth quarter were calculated on
25.5 million diluted shares outstanding, compared with 53.0 million diluted shares outstanding in fiscal 2006 fourth quarter.

See table below for reconciliation of GAAP financial results to pro-forma amounts:

(in thousands, except earnings per share data)

                                               QUARTER ENDED             YEAR ENDED
                                           ---------------------   ---------------------
                                           1/31/2006   1/31/2005   1/31/2006   1/31/2005
                                           ---------   ---------   ---------   ---------
Income from continuing operations, net
   of taxes                                 $ 2,495     $ 4,337     $ 14,325    $13,062
Non-tax deductible amortization from
   Alliance transaction                       1,925          --        6,467         --
Amortization from Levy transaction*             838          --        1,207         --
Merger and acquisition costs*                   140          --        2,058         --
Write-off, a majority of which is
   bankruptcy related*                        3,651          --        3,651         --
Tax impact                                      922          --        1,118         --
Insurance proceeds from hurricane*               --          --          620         --
Alliance's net income for February 2005*         --          --        1,600         --
Write off of deferred financing costs*           --          --           --      1,277
Loss on sale of property*                        --         959           --        959
Relocation charges*                              --         854           --      2,180
                                            -------     -------     --------    -------
Pro-forma income from continuing
   operations, net of taxes                 $ 9,971     $ 6,150     $ 31,046    $17,478
                                            =======     =======     ========    =======
Diluted shares                               52,988      25,498     **52,973     24,833
EPS                                         $  0.19     $  0.24     $   0.59    $  0.70

* Amounts shown net of tax using approximately 38% and 14.6% effective tax rates for the three month and twelve month periods ended January 31, 2006 and 2005, respectively.

**   Pro-forma diluted shares

SEGMENT RESULTS

CD AND DVD FULFILLMENT SEGMENT - The CD and DVD Fulfillment segment, comprised of the Alliance business, reported record annual revenue and profits despite the impact of a number of unexpected events including the bankruptcy of a major retail client during the fourth quarter and the impact of Hurricane Wilma on operations in October 2005.

For the 2006 fiscal fourth quarter, the segment produced GAAP revenue of $305.9 million, gross margin of 17.0% and operating income of $11.6 million. Pro-forma revenue for the fiscal 2006 fourth quarter was $305.9 million, compared with $274.9 million in the fiscal 2005 fourth quarter. Pro-forma gross margin decreased from 18.2% in the prior year period to 17.0% in the current period. Pro-forma operating margins increased from 5.2% in the prior year fourth quarter to 5.3% in the current year period.

For the fiscal year 2006, the CD and DVD Fulfillment segment produced GAAP revenue of $889.4 million, operating income of $34.5 million, and a gross margin of 17.6%. Pro-forma revenue for the fiscal year 2006 was $962.6 million, compared with $941.1 million in the fiscal year 2005. Pro-forma gross margin remained constant at 17.5% as compared to the prior year. Pro-forma operating margins increased from 3.8% in the prior year period to 4.9% in the current period. The margin improvement reflects Alliance's efforts to align its business mix toward more profitable accounts.

MAGAZINE FULFILLMENT SEGMENT - The Company's Magazine Fulfillment segment witnessed rapid growth in 2005. The acquisition of Chas. Levy Circulating Co. in May 2005 created a wide range of synergies for the segment and led to the development of a hybrid national magazine distribution model which combines third-party shipping, local trucking on high density routes and in-store service.

The segment recorded GAAP revenue of $151.3 million compared with $78.8 million in the prior year period, an increase of 92.0%. GAAP gross margin decreased from 24.5% in the prior year period to 22.5% in the current period. Pro-forma gross margins decreased to 24.2% from 24.5%. Pro-forma operating income decreased to $4.7 million in the fiscal 2006 fourth quarter from $5.0 million in the prior year period. Pro-forma operating margins decreased from 6.4% in the prior year period to 3.1% in the current period. Lower overall margins in the magazine segment reflect the addition of sales from the Levy acquisition, which carry lower incremental margins in advance of achieving acquisition synergies.

For fiscal year 2006, the Magazine Fulfillment segment recorded GAAP revenue of $566.4 million compared with $280.2 million for the prior year period, an increase of 102.1%. GAAP gross margin decreased from 24.8% for the prior year period to 22.7% in the current period. Pro-forma operating income increased to $18.9 million in the fiscal 2006 fourth quarter from $18.6 million in the prior year period. Pro-forma operating margins decreased from 6.6% for the prior year period to 3.3% in the current period. Lower overall margins in the magazine segment reflect the addition of sales from the Levy acquisition, which carry lower incremental margins in advance of achieving acquisition synergies.

IN-STORE SERVICES SEGMENT - The In-Store Services segment recorded GAAP revenue of $16.2 million in the fiscal 2006 fourth quarter, compared with $18.0 million in the year-ago quarter. Operating income for the fiscal 2006 fourth quarter for the segment was $3.3 million, versus $3.9 million a year ago.

For fiscal year 2006, the In-Store Services segment recorded GAAP revenue of $71.6 million, compared with $76.5 million in the prior year period. Operating income for the fiscal year 2006 for the segment was $13.2 million, versus $18.2 million for the prior year period.

SHARED SERVICES SEGMENT - The Shared Services segment consists of shared overhead functions associated with the individual operating segments. Shared Services recorded a pro-forma operating loss in the fiscal 2006 fourth quarter of $6.2 million, compared with $4.2 million in the prior year period. The comparison reflects higher overhead expenses to support the growth of the larger company following the Alliance merger and Levy acquisition. Shared Services as a percentage of consolidated revenue decreased from 4.3% to 1.3% for the fourth quarter, a trend that is expected to continue.

For the fiscal year 2006, the Shared Services segment recorded a pro-forma operating loss of $23.3 million, compared with $15.6 million for the prior year period. Shared Services as a percentage of consolidated pro-forma revenue decreased from 4.4% to 1.7% for the fiscal year 2006.

RECENT BUSINESS HIGHLIGHTS

     - The Company was named exclusive provider of all international magazine titles at Barnes & Noble's U.S. stores.

     - The Company renewed full distribution and marketing services agreements with Playboy Enterprises International, Inc. and Scientific American, Inc. for the international marketplace.

     - The Company's Board of Directors, in consultation with its strategic advisor, The Yucaipa Companies, LLC, hired Deutsche Bank Securities Inc. to act as its exclusive financial advisor in its previously announced process of evaluating strategic alternatives to enhance stockholder value.

     - Source Interlink acquired in separate cash transactions magazine and book distribution markets in the southern California and Washington D.C./Baltimore markets from the Anderson News Company.

FISCAL 2006 FOURTH QUARTER AND FULL-YEAR CONFERENCE CALL

Source Interlink Companies, Inc. will host a teleconference to discuss its fiscal 2006 fourth quarter and full-year results today, Monday, April 17, 2006 at 4:30 p.m. Eastern Time. To access the teleconference, please dial 800-231-5571 (U.S. callers) or 973-582-2822 (Int'l callers) ten minutes prior to the start time. The teleconference will also be available via live webcast on Source Interlink's website, located at www.sourceinterlink.com. If you cannot listen to the teleconference at its scheduled time, there will be a replay available through April 24, 2006 that can be accessed by dialing 877-519-4471 (U.S. callers) or 973-341-3080 (Int'l callers), passcode: 7239555. The webcast will also be archived on www.sourceinterlink.com for 30 days.

ABOUT SOURCE INTERLINK COMPANIES, INC.

Source Interlink Companies is a leading marketing, merchandising and fulfillment company of entertainment products including DVDs, music CDs, magazines, books and related items. The Company's fully integrated businesses include:

     - Distribution and fulfillment of entertainment products to major retail chains throughout North America and directly to consumers of entertainment products ordered through the Internet

     - Import and export of periodicals sold in more than 100 markets worldwide

     - Coordination of product selection and placement of impulse items sold at checkout counters

     - Processing and collection of rebate claims as well as management of sales data obtained at the point-of-purchase

     - Design, manufacture and installation of wire fixtures and custom wood displays in major retail chains

Source Interlink serves approximately 110,000 retail store locations throughout North America. Supply chain relationships include movie studios, record labels, magazine and newspaper publishers, confectionary companies and manufacturers of general merchandise. For more information, please visit the Company's website at www.sourceinterlink.com.

This press release contains certain "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995, including statements relating to, among other things, future business plans, strategies and financial position, working capital and capital expenditure needs, growth opportunities, and any statements of belief and any statements of assumptions underlying any of the foregoing.

These forward-looking statements reflect Source Interlink's current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause future events, achievements or results to differ materially from those expressed by the forward-looking statements. Factors that could cause actual results to differ include: (i) market acceptance of and continuing retail demand for magazines, books, DVDs, CDs and other home entertainment products; (ii) our ability to realize operating efficiencies, cost savings and other benefits from recent acquisitions, (iii) an evolving market for entertainment media, (iv) the ability to obtain product in sufficient quantities; (v) adverse changes in general economic or market conditions; (v) the ability to attract and retain employees; (vi) intense competition in the marketplace and (vii) other events and other important factors disclosed previously and from time to time in Source Interlink's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 17, 2006.

Source Interlink does not intend to, and disclaims any duty or obligation to, update or revise any forward-looking statements or industry information set forth in this press release to reflect new information, future events or otherwise.

CONTACTS:

Investors:                                                  Media:
----------                                                  ------
Dean Heine                         Todd St.Onge             Kim Holt
Investor Relations                 Brainerd Communicators   Brainerd Communicators
Source Interlink Companies, Inc.   212-986-6667             212 986-6667
212-683-0376                       stonge@braincomm.com     holt@braincomm.com
dheine@sourceinterlink.com

Tables follow:

                        SOURCE INTERLINK COMPANIES, INC.
                 Condensed Consolidated Statements of Operations
                      (in thousands, except per share data)

Quarter ended January 31,                                 2006       2005
-------------------------                               --------   -------
Revenues                                                $473,381   $96,849
Costs of revenues                                        381,555    70,522
                                                        --------   -------
Gross profit                                              91,826    26,327
Selling, general and administrative expense               52,864    14,352
Fulfillment freight                                       23,966     5,823
Depreciation and amortization                              5,942     1,019
Relocation expenses                                           --       897
Loss on sale of land and building                             --     1,122
Merger and acquisition costs                                 225        --
                                                        --------   -------
Operating income                                           8,829     3,114
                                                        --------   -------
Other income (expense)
      Interest expense, net                               (2,090)     (548)
      Other                                                  (30)      (12)
                                                        --------   -------
Total other income (expense)                              (2,120)     (560)
                                                        --------   -------
Income from continuing operations before income taxes      6,709     2,554
Income tax expense (benefit)                               4,213    (1,783)
                                                        --------   -------
Income from continuing operations                          2,496     4,337
Loss from discontinued operation, net of tax                        (1,268)
                                                        --------   -------
Net income                                              $  2,496   $ 3,069
                                                        ========   =======
Earnings per share - diluted
   Continuing operations                                $   0.05   $  0.17
   Discontinued operations                                    --     (0.05)
                                                        --------   -------
Total                                                       0.05      0.12
                                                        --------   -------
Weighted average of shares outstanding - diluted          52,988    25,498
                                                        ========   =======

                        SOURCE INTERLINK COMPANIES, INC.
                 Condensed Consolidated Statements of Operations
                      (in thousands, except per share data)

Fiscal year ended January 31,                              2006        2005
-----------------------------                           ----------   --------
Revenues                                                $1,527,451   $356,644
Costs of revenues                                        1,219,997    258,851
                                                        ----------   --------
Gross profit                                               307,454     97,793
Selling, general and administrative expense                177,867     51,379
Fulfillment freight                                         72,806     21,067
Depreciation and amortization                               18,213      3,751
Relocation expenses                                             --      2,450
Loss on sale of land and building                               --      1,122
Merger and acquisition costs                                 3,319         --
                                                        ----------   --------
Operating income                                            35,249     18,024
                                                        ----------   --------
Other income (expense)
      Interest expense, net                                 (6,574)    (2,895)
      Other                                                    203        161
                                                        ----------   --------
Total other income (expense)                                (6,371)    (2,734)
                                                        ----------   --------
Income from continuing operations before income taxes       28,878     15,290
Income tax expense                                          14,553      2,228
                                                        ----------   --------
Income from continuing operations                           14,325     13,062
Loss from discontinued operation, net of tax                (1,446)      (980)
                                                        ----------   --------
Net income                                              $   12,879   $ 12,082
                                                        ==========   ========
Earnings per share - diluted
   Continuing operations                                $     0.28   $   0.53
   Discontinued operations                                   (0.03)     (0.04)
                                                        ----------   --------
Total                                                   $     0.25   $   0.49
                                                        ----------   --------
Weighted average of shares outstanding - diluted            50,894     24,833
                                                        ==========   ========

                        SOURCE INTERLINK COMPANIES, INC.
                      Condensed Consolidated Balance Sheets
                                 (in thousands)

January 31,                                              2006       2005
-----------                                            --------   --------
Cash                                                   $ 23,239   $  1,387
Trade receivables, net                                  129,782     48,078
Purchased claim receivable                                9,922      2,006
Inventories                                             198,483     16,868
Income tax receivable                                     2,180      2,275
Deferred tax asset                                       16,403      2,302
Other                                                     6,058      3,349
                                                       --------   --------
                                                        386,067     76,265
Property, Plant and Equipment, net                       66,716     22,331
Goodwill, net                                           302,293     71,600
Intangibles                                             118,988     16,126
Other                                                    10,408     11,431
                                                       --------   --------
   Total Assets                                         884,472    197,753
                                                       ========   ========
Checks issued against future advances on revolving
   credit facilities                                         --      1,951
Accounts payable and accrued expenses                   321,074     25,274
Deferred revenue                                          3,226      2,205
Other                                                        --         19
Current maturities of debt, including capital leases      6,984      5,630
                                                       --------   --------
                                                        331,284     35,079
Debt, less current liabilities                           81,845     34,139
Deferred tax liability                                    4,526         --
Other                                                     7,224        852
                                                       --------   --------
   Total Liabilities                                    424,879     70,070
Equity                                                  459,593    127,683
                                                       --------   --------
   Total Liabilities and Equity                        $884,472   $197,753
                                                       ========   ========